Exhibit 99.2

I, Lyne Andrich, certify, based on my knowledge, that:

CoBiz Financial Inc. was subject to the executive compensation requirements of Section 111 of the Emergency Economic Stabilization Act of 2008, as amended (“Section 111 of EESA”), during the most recently completed fiscal year of 2011 for which the TARP period began on January 1, 2011 and ended on September 8, 2011 when CoBiz Financial Inc. repurchased all 64,450 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B, from the Secretary of the Treasury (“Treasury”).  As a result, effective September 8, 2011, CoBiz Financial Inc. had no outstanding obligations arising from financial assistance under TARP.

(i) The compensation committee of CoBiz Financial Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to CoBiz Financial Inc.;

(ii) The compensation committee of CoBiz Financial Inc. has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of CoBiz Financial Inc., and has identified any features of the employee compensation plans that pose risks to CoBiz Financial Inc. and has limited those features to ensure that CoBiz Financial Inc. is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of CoBiz Financial Inc. to enhance the compensation of an employee and has limited any such features;

(iv) The compensation committee of CoBiz Financial Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of CoBiz Financial Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in:

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of CoBiz Financial Inc.;

(B) Employee compensation plans that unnecessarily expose CoBiz Financial Inc. to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of CoBiz Financial Inc. to enhance the compensation of an employee;

(vi) CoBiz Financial Inc. has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) CoBiz Financial Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii) CoBiz Financial Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix) CoBiz Financial Inc. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) CoBiz Financial Inc. will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations related to executive compensation;

(xi) CoBiz Financial Inc. will disclose the amount, nature, and justification for the offering during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) CoBiz Financial Inc. will disclose whether CoBiz Financial Inc., the board of directors of CoBiz Financial Inc., or the compensation committee of CoBiz Financial Inc. has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) CoBiz Financial Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv) CoBiz Financial Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between CoBiz Financial Inc. and Treasury, including any amendments;

(xv) CoBiz Financial Inc. repaid its TARP obligation on September 8, 2011 and is therefore not required to submit to the Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both (See, for example, 18 USC 1001).

/s/ Lyne B, Andrich
Lyne B. Andrich
EVP & CFO

March 8, 2012